EXHIBIT 10.1

EXECUTION VERSION

ANY DISPOSITION, TRANSFER, CHARGE OVER OR DEALING IN ANY OTHER MANNER IN THE NOTE REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY A SHAREHOLDERS’ AGREEMENT DATED AS OF JANUARY 29, 2013 MADE BETWEEN PA LLC, DHABI CAYMAN ONE LTD. AND PARABEL LTD., AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

SENIOR SECURED CONVERTIBLE NOTE

PARABEL LTD.

SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: January 29, 2013	Original Principal Amount: U.S. $15,000,000

FOR VALUE RECEIVED, Parabel Ltd., an exempt company under the Companies Law (2012 Revision) of the Cayman Islands (the “Company”), hereby promises to pay to the order of Dhabi Cayman One Ltd. or its permitted assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date, or upon acceleration or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined herein) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, or upon acceleration, conversion or otherwise (in each case in accordance with the terms hereof).  This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is issued pursuant to the Purchase Agreement, and collectively with the other Senior Secured Convertible Notes issued pursuant to the Purchase Agreement (the “Other Notes”), are sometimes referred to herein as the “Notes.”  Certain capitalized terms used herein are defined in Section 27.

1.           PAYMENTS OF PRINCIPAL.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and all accrued and unpaid Interest (excluding any amounts converted to shares of Common Stock in accordance with Section 3).

2.           INTEREST.  Interest on this Note shall commence accruing on the Issuance Date, shall accrue daily at the Interest Rate on the outstanding Principal amount from time to time, shall be computed on the basis of a 360-day year comprised of twelve (12) months of thirty (30) days each, shall compound each calendar quarter and shall be payable in arrears on the Maturity Date, or at such earlier date or dates when the Company has Available Cash, unless converted to shares of Common Stock prior to the Maturity Date, or such earlier date or dates, pursuant to Section 3.

3.           CONVERSION OF NOTES.  This Note shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined herein), on the terms and conditions set forth in this Section 3.

(a)          Conversion Right.  At any time or times on or after the Issuance Date, the Holder shall be entitled to convert the Conversion Amount (as defined herein) into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c)(i), at the Conversion Rate (as defined herein).  In addition, under certain circumstances, the Company may require the Holder to convert the Conversion Amount into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c)(ii), at the Conversion Rate.  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such  fraction of a share of Common Stock up or down to the nearest whole share.

(b)          Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).  The “Conversion Amount” means (i) in the case of an Optional Conversion, all or any portion of the outstanding Principal, as determined by the Holder, including all accrued and unpaid Interest with respect to such portion of the Principal; and (ii) in the case of a Mandatory Conversion, all of the outstanding Principal, including all accrued and unpaid Interest with respect to such Principal.  The  “Conversion Price” means, as of any Conversion Date or other date of determination, $1.00, subject to adjustment as provided herein.

(c)          Mechanics of Conversion.

(i)            Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver to the Company on such date a properly completed and duly executed notice of conversion, in the form attached hereto as Exhibit I, along with an original copy of the Note being so converted (a “Conversion Notice”).  As promptly as practicable following the Company’s receipt of a Conversion Notice, the Company shall deliver to the Holder at the address specified in such Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall, as soon as  practicable after its receipt of such Conversion Notice, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 15(c)) representing the outstanding Principal not so converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date.

(ii)           Mandatory Conversion.  If at any time from and after the Issuance Date (x) the Company conducts a Qualified IPO; or (y) upon the approval of the holders of a majority of the Notes then outstanding, then the Company shall have the right, in its sole discretion, to convert, the entire outstanding Principal of the Note, and all accrued and unpaid Interest with respect to such Principal, into validly issued, fully paid and non-assessable shares of Common Stock, at the Conversion Rate (a “Mandatory Conversion”).  If the Company elects to exercise a Mandatory Conversion, it shall deliver written notice thereof (a “Mandatory Conversion Notice”) to all, of the holders of Notes.  The Mandatory Conversion Notice shall be irrevocable, and shall state (I) the date on which the Mandatory Conversion shall occur (the “Mandatory Conversion Date”), and (II) the number of shares of Common Stock to be issued to the Holder on the Mandatory Conversion Date (the “Mandatory Conversion Consideration”).  Upon issuance and delivery of the Mandatory Conversion Consideration to the Holder, this Note shall be null and void.

4.           RIGHTS UPON EVENT OF DEFAULT.

(a)          Event of Default.  Each of the following events shall constitute an “Event of Default”:

(i)            the Company’s (A) failure to deliver the required number of shares of Common Stock within three (3) Business Days after the applicable Conversion Date or (B) notice, written or oral, to the Holder, at any time, of its intention not to comply, as required, with a request for conversion of this Note into shares of Common Stock that is requested in accordance with the provisions of this Note;

(ii)           the Company’s failure to pay to the Holder any amount of Principal or Interest when and as due under this Note;

(iii)           bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company by a third party, shall not be dismissed within thirty (30) days of their initiation;

(iv)           the commencement by the Company of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company in furtherance of any such action or the taking of any action by any Person to commence a UCC foreclosure sale or any other similar action under law;

(v)           the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company of a voluntary or involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(vi)           any breach or failure in any respect by the Company to comply with any of the covenants set forth in Section 11 of this Note, and such breach or failure continues for 30 days after written notice is provided to the Company; and

(vii)          the Security Documents shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Security Interest on the Assets (as defined in the Security Agreement), in favor of the Secured Parties (as defined in the Security Agreement).

(b)          Notice of an Event of Default; Remedies.  Within three (3) Business Days after it becomes aware that an Event of Default has occurred, the Company shall provide the Holder with written notice thereof (an “Event of Default Notice”), which shall include a description of the nature and extent of such Event of Default and the action, if any, that the Company has taken or proposes to take with respect to such Event of Default.  Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Holder may at its option, by written notice to the Company (a) declare the entire unpaid amount of Principal outstanding, together with all accrued and unpaid Interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under the Security Agreement or applicable law.

5.           RIGHTS UPON FUNDAMENTAL TRANSACTION.  Subject to the provisions of the Stockholders’ Agreement between the Company, PA LLC and Dhabi Cayman One Ltd. dated January 29, 2013 (the “Stockholders’ Agreement”), the Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5 pursuant to written agreements in form and substance reasonably satisfactory to the Holder, including an agreement to deliver to the Holder in exchange for such Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Note, including, without limitation, having a principal amount and interest rate equal to the principal amount then outstanding and the interest rates of the Note, having similar conversion rights as the Note and having similar ranking to the Note.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 6 and 15, which shall continue to be receivable thereafter)) issuable upon the conversion of the Note prior to such Fundamental Transaction, such shares of the common stock (or their equivalent) of the Successor Entity which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Note.  Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 5 to permit the Fundamental Transaction without the assumption of this Note.  The provisions of this Section 5 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

6.           RIGHTS UPON CORPORATE EVENTS.  Subject to the provisions of the Stockholders’ Agreement, in addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate.  Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder.  The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events.

7.           RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)          Adjustment of Conversion Price upon Issuance of Common Stock.  If and whenever on or after the Issuance Date the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for a consideration per share less than a price equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Conversion Price then in effect is referred to herein as the “Current Conversion Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Current Conversion Price shall be reduced to a weighted average price determined by multiplying the Current Conversion Price by a fraction consisting of consisting of (i) a numerator equal to the sum of (w) the Common Stock Outstanding Pre-Dilution and (x) Common Stock Issuable in Dilutive Issuance, and (ii) a denominator equal to the sum of (y) the Common Stock Outstanding Pre-Dilution and (z) the Common Stock Actually Issued in Dilutive Issuance (the “Adjusted Conversion Price”), which is reflected by the following formula:

Adjusted		Current		Common Stock Outstanding Pre-Dilution + Common Stock Issuable in Dilutive Issuance
Conversion	=	Conversion	*	———————————————————————————————————————
Price		Price		Common Stock Outstanding Pre-Dilution + Common Stock Actually Issued in Dilutive Issuance

Where, for purposes of the foregoing calculation:

“Common Stock Outstanding Pre-Dilution” means the number of shares of Common Stock and any preferred stock issued by the Company (on an as-converted to Common Stock basis) outstanding plus the number of shares of Common Stock issuable upon exercise of all outstanding Options and other Convertible Securities prior to the Dilutive Issuance;

“Common Stock Issuable in Dilutive Issuance” means the number obtained by dividing (i) the aggregate consideration paid to the Company in exchange for the Dilutive Issuance by (ii) the Current Conversion Price; and

“Common Stock Actually Issued in Dilutive Issuance” means the number of shares of Common Stock issued by the Company in the Dilutive Issuance.

For all purposes of the foregoing (including, without limitation, determining the Adjusted Conversion Price and consideration per share under this Section 7(a)), the following shall be applicable:

(i)            Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Current Conversion Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option.  Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Current Conversion Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security.  Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(a), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)           Change in Option Price or Rate of Conversion.  If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold.  For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment pursuant to this Section 7(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)           Calculation of Consideration Received.  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor.  If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the average VWAP of such security for the five (5) trading day period immediately preceding the date of receipt.  If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be).  The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder.  If such parties are unable to reach agreement within five (5) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within two (2) Business Days after the tenth (10th) day following such Valuation Event by an independent, reputable international investment bank or accounting firm jointly selected by the Company and the Holder.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)            Record Date.  If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(b)          Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  Without limiting any provision of Section 5 or Section 7(a), if the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  Without limiting any provision of Section 5 or Section 7(a), if the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.  Any adjustment pursuant to this Section 7(b) shall become effective immediately after the effective date of such subdivision or combination.  If any event requiring an adjustment under this Section 7(b) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

8.           NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Note, and (iii) shall, so long as any of the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Notes then outstanding.

9.           RESERVATION OF AUTHORIZED SHARES.

(a)          Reservation.  The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 100% of the entire Conversion Rate with respect to the entire Conversion Amount of each such Note as of the Issuance Date.  So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding, provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (the “Required Reserve Amount”).

(b)          Insufficient Authorized Shares.  If, notwithstanding Section 9(a), and not in limitation thereof, at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall promptly take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than twenty (20) Business Days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

10.          VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law and expressly provided in this Note, or as set forth in the Stockholders’ Agreement.

11.          COVENANTS.  Subject to the Stockholders’ Agreement, until all of this Note has been converted or otherwise satisfied in accordance with its terms, the following covenants shall apply at all times:

(a)           Payment of Notes.  The Company shall pay the principal of and interest on the Notes (including any default interest) on the dates and in the manner provided in the Note Purchase Agreement and this Note.

(b)          Rank.  All payments due under this Note (a) shall rank pari passu with all Other Notes and the Additional Notes (as defined in the Stockholders’ Agreement)and (b) shall be senior to all other Indebtedness of the Company.

(c)          Incurrence of Indebtedness.  The Company shall not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness other than (i) the Indebtedness evidenced by this Note, the Other Notes and the Additional Notes (as defined in the Stockholders’ Agreement; (ii) other Permitted Indebtedness; and (iii) Indebtedness issued in accordance with the terms of the Stockholders’ Agreement.

(d)          Restriction on Cash Dividends.  So long as any accrued Interest remains unpaid, the Company shall not, directly or indirectly, declare or pay any cash dividends or distributions on any equity securities of the Company (other than dividends or distributions by a wholly-owned subsidiary to the Company or any other wholly-owned subsidiary).

(e)          Maintenance of Insurance.  The Company shall maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(f)           Negative pledge. The Company shall not create or permit to subsist any lien or security over any of its assets other than (i) a lien or security granted in favour of the Purchaser pursuant to the Security Agreement, (ii) a lien or security granted with the prior written consent of the Note Holder Representative, (iii) a lien or security granted in accordance with the Stockholders’ Agreement, or (iv) a Permitted Lien.

12.          SECURITY.  This Note and the Other Notes are secured to the extent and in the manner set forth in the Security Agreement.

13.          AMENDING THE TERMS OF THIS NOTE.  The prior written consent of the Holder shall be required for any change or amendment to this Note.

14.          TRANSFER.  This Note may not be assigned or transferred in any manner without the prior written consent of the Company and any purported assignment or transfer of this Note in violation of the foregoing shall be null and void ab initio; provided, that the Holder may assign this Note to any Affiliate of the Holder in accordance with Section 5 of the Purchase Agreement.

15.          REISSUANCE OF THIS NOTE.

(a)          Transfer.  If this Note is to be transferred in accordance with Section 14, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note, registered in the name of such permitted transferee, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note to the Holder representing the outstanding Principal not being transferred.

(b)          Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 15(c)) representing the outstanding Principal.

(c)          Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, included but not limited to following a partial conversion, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 15(a), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on the Principal and Interest of this Note, from the Issuance Date.

16.          REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

17.          PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

18.          CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

19.          FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

20.          DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Conversion Price (including, without limitation, any disputed adjustment thereto or any dispute as to whether any issuance or sale or deemed issuance or sale was an issuance or sale or deemed issuance or sale of Excluded Securities), or fair market value (as the case may be) or the arithmetic calculation of the Conversion Rate, the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) in writing (or via facsimile) (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder or the Company (as the case may be) learned of the circumstances giving rise to such dispute.  If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days, submit in writing (or via facsimile) (a) the disputed determination of the Conversion Price or fair market value (as the case may be) to an independent, reputable international investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant.  The Company shall cause the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be).  Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

21.         NOTICES; CURRENCY; PAYMENTS.

(a)          Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7(f) of the Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock, except in each case for Excluded Securities, or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation.

(b)          Currency.  All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars.  All amounts denominated in other currencies (if any) shall be converted in the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation.  “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c)          Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via international courier service to such Person at such address as previously provided to the Company in writing, provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

22.          CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued, provided, that failure to so surrender such Note shall not affect its cancellation.

23.          WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.

24.          GOVERNING LAW.  This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

25.          ARBITRATION.  Subject to section 20 (Dispute Resolution), all disputes arising out of, related to, or in connection with this Note, shall be settled by arbitration in accordance with the Rules of the London Court of International Arbitration from  time to time in force, which rules are deemed to be incorporated by reference into this clause. The place of the arbitration shall be London, United Kingdom and the language of the arbitration shall be English. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute, shall have no connection with any party to this Agreement and shall be an attorney experienced in international finance transactions.

26.          MAXIMUM PAYMENTS.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

27.          CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)          “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

(b)          “Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock and options to purchase Common Stock may be issued to any employee, officer or director for services provided to the Company in their capacity as such.

(c)          “Available Cash” means cash available to be distributed as dividends, as determined in the sole discretion of the board of directors of the Company.

(d)          “Bloomberg” means Bloomberg, L.P.

(e)          “Business Day” means any day other than Friday,  Saturday, Sunday or other day on which commercial banks in The City of New York or Abu Dhabi are authorized or required by law to remain closed.

(f)          “Closing Date” shall have the meaning set forth in the Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Purchase Agreement.

(g)          “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(h)          “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto, including, without limitation, any put or repurchase agreement or obligation with respect to securities of the Company granted by the Company to any Person.

(i)          “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(j)          “Excluded Securities” means any (i) shares of Common Stock or Options offered or sold to directors, officers or employees of the Company in their capacity as such pursuant to an Approved Stock Plan (as defined herein), provided that (A) all such issuances pursuant to this clause (i) do not, in the aggregate, exceed more than 10% of the Common Stock issued and outstanding immediately prior to the date hereof on a fully-diluted basis; (ii) the shares of Common Stock issuable upon conversion of the Notes or otherwise pursuant to the terms of the Notes, (iii) shares of Common Stock issued upon the conversion of (or otherwise pursuant to) future securities that are approved by the board of directors of the Company; and (v) subject to agreement by the Purchaser, securities issued in connection with a Non-Qualified IPO.

(k)          “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company is the surviving corporation) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) reorganize, recapitalize or reclassify the Common Stock.

(l)          “GAAP” means United States generally accepted accounting principles, consistently applied.

(m)          “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.  For the avoidance of doubt, all obligations owing with respect to leases not classified under GAAP as capital leases are excluded from the definition of “Indebtedness”.

(n)          “Interest Rate” means eight percent (8%) per annum; provided, that from and after the occurrence and during the continuance  of an Event of Default, the Interest Rate shall be increased to 2% per annum.  In the event that such Event of Default is subsequently cured, the  adjustment referred to in the preceding sentence shall cease to be effective as  of the date of such cure; provided that the Interest as calculated and unpaid at  such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of  such Event of Default through and including the date of cure of such Event of Default.

(o)          “Issuance Date” means the date identified as the Issuance Date on the first page hereof.

(p)          “Maturity Date” shall mean the date that is on the five (5) year anniversary of the Issuance Date; provided, however, the Maturity Date may be extended upon the written agreement of the Company and the Holder.

(q)          “Non-Qualified IPO” means the closing of a firm commitment, underwritten, offering, other than a Qualified IPO.

(r)          “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(s)          “Permitted Indebtedness” means (i) the Indebtedness outstanding on the date of this Agreement, (ii) Indebtedness evidenced by this Note and the Other Notes, and (iii) unsecured Indebtedness incurred by the Company that is subordinate in right of payment to the Indebtedness evidenced by this Note.

(t)          “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment or other assets acquired or held by the Company to secure the purchase price of such equipment or other asset or indebtedness incurred at the time of acquisition or lease, as applicable, solely for the purpose of financing the acquisition or lease of such equipment or other asset, or (B) existing on such equipment or other asset at the time of its acquisition or lease, provided that the Lien is confined solely to the property so acquired or leased and improvements thereon, and the proceeds of such equipment or other assets, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, and (viii) any Lien securing this Note and the Other Notes.

(u)          “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(v)           “Purchase Agreement” means that certain Senior Secured Convertible Note purchase agreement, dated as of January 29, 2013 by and among the Company and the Holder, pursuant to which the Company issued this Note, as may be amended from time to time.

(w)          “Qualified IPO” means the closing of a firm commitment, underwritten, public offering, managed by an internationally-recognized investment bank as lead underwriter or bookrunner, in which the Company receives net proceeds of at least $50,000,000.  For the avoidance of doubt, there will be no obligation to pay any dividend preference to the Holder with the proceeds of any Qualified IPO or Non-Qualified IPO.

(x)          “Security Agreement” means the Security Agreement, dated as of January 29, 2013, by and among the Company and the Holder.

(y)          “Security Documents” means the Security Agreement and the other documents contemplated therein, including but not limited to applicable UCC-1 Financing Statements.

(z)          “Successor Entity” means the Person formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into.

(aa)         “Transaction Documents” has the meaning ascribed to such term in the Purchase Agreement.

(bb)        “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(cc)         “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC).  If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 20.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

PARABEL LTD.

By:	/s/ Anthony John Phipps Tiarks
Name: Anthony John Phipps Tiarks
Title: Chairman

[Senior Secured Convertible Note - Signature Page]

EXHIBIT I

PARABEL LTD.

CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by Parabel Ltd. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, $0.001 par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Aggregate Principal to be converted:

Aggregate accrued and unpaid Interest with respect to such portion of the Aggregate Principal and such Aggregate Interest to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Holder:

By:

Title:

Dated: